Exhibit 99.1
DOLAN MEDIA COMPANY
REPORTS THIRD QUARTER 2009 RESULTS
•	Third quarter 2009 revenues increased 30.2% year-over-year to $62.3 million, including $23.6 million of revenues from the Barrett-NDEx operations we acquired in early September 2008

•	Net income attributable to Dolan Media Company was $5.9 million, or $0.20 per diluted share, in the third quarter

•	Adjusted EBITDA was $17.9 million for the third quarter (See “Non-GAAP Financial Measures” below)

•	Cash earnings per diluted share were $0.29 for the third quarter (See “Non-GAAP Financial Measures” below)

•	Guidance for 2009 increases to reflect two recent acquisitions
MINNEAPOLIS, MINNESOTA — November 6, 2009 — Dolan Media Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended September 30, 2009. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“We are pleased with our consolidated quarterly results. We reported $62.3 million in revenues in the third quarter of 2009, up 30.2% over the same quarter last year,” said James P. Dolan, chairman, chief executive officer and president. “Net income attributable to Dolan Media Company was $5.9 million, or $0.20 per diluted share, up 139.3% and 122.2%, respectively, from the same quarter last year.”
“Thanks to strong cost controls in our Business Information Division and revenue growth in our Professional Services Division, all of our key margins expanded from the third quarter of the previous year,” Dolan said. “Our net income margin for the third quarter rose 430 basis points to 9.4%. Our operating income margin rose 520 basis points to 18.4%. And our adjusted EBITDA margin rose 200 basis points to 28.8%.
“Our Barrett-NDEx operations continued to drive revenues in our mortgage default processing services business during the quarter, contributing $23.6 million of $35.9 million total NDeX revenues. As expected, in our NDeX operations, we saw some slowing of file volumes and revenues during the quarter compared to the second quarter, due primarily to new legislation in Michigan and Indiana that took effect in early July. This legislation, together with continuing mitigation efforts on the part of mortgage servicers and federal agencies, delays or lengthens the foreclosure process and pushes a portion of our revenues into future periods.

“The net effect of these regulatory and mitigation efforts was a reduction of approximately $5.0 million in mortgage default processing services revenues reported in the third quarter of 2009 compared to second quarter of 2009, $3.3 million of which was a direct result of the new legislation in Michigan and Indiana.
“All indicators point to these regulatory and loan mitigation efforts delaying foreclosures and lengthening the process, but not substantially mitigating them. The national backlog of seriously delinquent mortgages continues to grow faster than it is being bled away by foreclosure referrals and loan modification efforts due, in part, to mortgage servicers holding these files for longer periods before referring them for foreclosure. Along with our law firm colleagues, our relations with the mortgage servicers have never been stronger, and we believe that we are uniquely positioned to deal with the large inflows of work to come. We continue to anticipate stronger growth in the future and for quite some time to come.”
The Business Information Division showed a slight year-over-year increase in revenues in what continues to be a difficult economic environment for display and classified advertising and circulation revenues. “Organic growth of 21.0% in public notice revenues in the third quarter of 2009 offset revenue declines in advertising and circulation during the quarter,” Dolan said. “The Business Information Division team continues to focus on maximizing profitability in 2009 as demonstrated by the division’s operating margins of 27.0% during the quarter compared to 21.7% in the third quarter of 2008.”
Dolan noted that acquisitions continue to play a role in the company’s strategy. The September 2008 Barrett-NDeX acquisition, for example, contributed $23.6 million to third quarter revenues. More recently, the company expanded into Florida, an important default growth state, with the October acquisition of the mortgage default processing operations of the Albertelli Law Firm. “Integration of the Florida operations into NDeX is going well and Jim Albertelli and his team are going to be important parts of our success,” Dolan said. “We are excited about entering Florida and even more excited at the prospects we see in that state.”
Also today, in a separate release, we announced a strategic expansion into discovery management and document review services with the acquisition of an 85% interest in DiscoverReady. “We are particularly pleased with this acquisition,” Dolan said. “It is a very promising legal services business that adds an important third line to our Professional Services Division.”
Full Year 2009 Guidance
Based on our third quarter results and the two acquisitions we announced after September 30, 2009, and mentioned above, we are increasing our 2009 guidance as follows (dollars in millions, except per share and percentage data):

	Revised 2009	Previous 2009
	Financial Guidance	Financial Guidance
	(Provided Nov. 6, 2009)	(Provided Aug. 4, 2009)
Total revenues	$260.0 - 263.0	$254.0 - 258.5
Professional Services Division revenues	$172.0 - 173.8	$169.0 - 171.5
Business Information Division revenues	$88.0 - 89.2	$85.0 - 87.0
Net income attributable to Dolan Media Company	$28.0 - 29.4	$25.0 - 27.3
Adjusted EBITDA	$80.0 - 82.3	$75.5 - 80.0
Operating expenses as a percentage of total revenues	80.3% - 81.0%	81.0% - 83.0%
Noncontrolling interest	$4.0 - 4.4	$5.1 - 5.2
Interest expense	$6.1 - 6.4	$6.5 - 7.0
Cash distributions to holders of noncontrolling interest	$3.6 - 4.0	$5.1 - 5.2
Net income attributable to Dolan Media Company per diluted share	$0.94 - $0.98	$0.83 - $0.91
Cash earnings per diluted share	$1.30 - $1.33	$1.21 - $1.29
Effective tax rate for remainder of 2009	39.5%	39.5%
This guidance excludes the effect of any future acquisitions and assumes that any foreclosure-related state or federal government and/or lender-based programs, including those described in “Regulatory Environment” in our Form 10-Q, will have no material effect on our results of operations for the remainder of 2009.
Third Quarter 2009 Discussions
For the three months ended September 30, 2009, we announce today the following financial results (dollars in thousands, except per share data):

	Three Months	Three Months	Year-over-
	Ended	Ended	Year
	Sept. 30, 2009	Sept. 30, 2008	Percentage
	(unaudited)	(unaudited)	Change
Total revenues	$62,344	$47,884	30.2%
Professional Services Division revenues	39,996	25,673	55.8%
Business Information Division revenues	22,348	22,211	0.6%
Operating income	11,472	6,310	81.8%
Net income attributable to Dolan Media Company	5,870	2,453	139.3%
Adjusted EBITDA+	17,942	12,855	39.6%
Net income attributable to Dolan Media
Company per diluted share	$0.20	$0.09	122.2%
Cash earnings+	8,782	5,786	51.8%
Cash earnings per diluted share+	$0.29	$0.21	38.1%
+ Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of this non-GAAP financial measure to GAAP and why we believe it is an important measure of our performance.

Total revenues for the third quarter of 2009 were $62.3 million, an increase of 30.2% from $47.9 million in the same period in 2008. Mortgage default processing services revenues increased $14.7 million in the third quarter of 2009 compared to third quarter of 2008, which is attributable to the Barrett-NDEx operations we acquired in September 2008. In our Business Information Division, an increase in public notice revenues offset declines in our classified and display advertising and circulation revenues, resulting in a slight increase in total division revenues year-over-year.
Professional Services Division revenues increased to 64.2% of total revenues for the third quarter of 2009, from 53.6% for the same prior-year period. Business Information Division revenues for the three months ended September 30, 2009, represented 35.8% of total revenues compared to 46.4% in the same period in 2008. This change in mix primarily resulted from a $16.9 million increase in revenues in the third quarter from Barrett-NDEx, as well as from general economic conditions in the markets we serve.
Total operating expenses for the third quarter of 2009 were $51.6 million compared to $42.9 million in the third quarter of 2008. Total operating expenses as a percent of total revenue decreased from 89.6% for the three months ended September 30, 2008, to 82.8% for the three months ended September 30, 2009. This decrease is primarily attributed to strong third quarter 2009 revenue (when compared to third quarter 2008) and expense control measures implemented across both divisions, as well as due to the $1.5 million break-up fee we paid in the third quarter of 2008 to the sellers of an acquisition target that we did not acquire.
Total direct operating expenses for the three months ended September 30, 2009 were $22.5 million, an increase of 25.7% from $17.9 million in the same period last year. Of the $4.6 million net increase in direct operating expenses, $5.6 million came from our Professional Services Division, and of that amount $5.4 million is related to the Barrett-NDEx acquisition. Offsetting that, the Business Information Division’s direct operating expenses decreased $1.0 million compared to the third quarter last year due primarily to decreased production and distribution expense.
Selling, general and administrative expenses were $22.9 million for the three months ended September 30, 2009, an increase of 20.9% from $19.0 million for the same prior-year period. This increase consisted of a $3.9 million increase in our Professional Services Division (primarily related to the Barrett-NDEx acquisition), $0.7 million decrease in these expenses in our Business Information Division, and $0.8 million increase in unallocated corporate costs.
Operating income for the third quarter of 2009 was $11.5 million, or 18.4% of total revenues, an increase of 81.8% from $6.3 million, which was 13.2% of total revenues in the same period in 2008. Operating margin for the quarter increased year-over-year as a result of increased revenue from our mortgage default processing and public notice operations, as well as expense control measures in both divisions.

Professional Services Division Results
Our Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX and Counsel Press and, since November 2, 2009, DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. DiscoverReady is a leading provider of outsourced discovery management and document review services to law firms and major corporations in the United States. Professional Services Division revenues for the third quarter of 2009 (which did not include DiscoverReady) were $40.0 million, an increase of 55.8% from $25.7 million for the same period in 2008.
Revenue growth in the Professional Services Division was primarily attributable to a $16.9 million increase in mortgage default processing services revenues from Barrett-NDEx. This increase was partially offset by a $3.0 million year-over-year decline in revenues as a result of new legislation in Michigan and Indiana that became effective in early July 2009. The Michigan law lengthened the foreclosure process, requiring us to recognize revenue on Michigan foreclosure files over a longer period of time, accounting for $2.0 million of this decline. The Indiana law caused a decline in Indiana foreclosure file referrals, accounting for $1.0 million of this revenue decline.
For the three months ended September 30, 2009, NDeX processed approximately 83,300 mortgage default case files, compared to approximately 50,000 mortgage default case files we processed during the third quarter of 2008. Barrett-NDEx accounted for approximately 50,500, or 60.6%, of the files we processed in the third quarter of 2009. Barrett-NDEx’s total file volume for the third quarter of 2008 was 45,500, which includes 13,700 files processed during September 2008, the month that we owned it. File volume at Barrett-NDEx grew 11.0% from the third quarter of 2008 to the third quarter of 2009, which includes the two month period in the third quarter of 2008 when we did not own Barrett-NDEx.
Direct operating expenses attributable to the Professional Services Division increased $5.6 million to $15.6 million in the third quarter of 2009, from $9.9 million for the same period in 2008, primarily due to the acquisition of Barrett-NDEx. Selling, general and administrative expenses increased $3.9 million year-over-year to $10.5 million. Barrett-NDEx accounted for $5.4 million of the increase in direct operating expenses and $3.7 million of the increase in selling, general and administrative expenses. Amortization expense increased $0.9 million to $3.1 million in the third quarter of 2009, from $2.2 million for the same period last year. The increase in amortization expense is primarily attributable to the amortization of finite-lived intangible assets associated with the Barrett-NDEx operations we acquired in September 2008, which added $0.9 million in amortization expense. Total Professional Services operating expenses as a percentage of division revenues increased slightly to 76.9% for the three months ended September 30, 2009, from 76.5% for the prior-year period.
Barrett-NDEx exceeded the $28.0 million adjusted EBITDA earnout target during the four quarters ended September 30, 2009. During the third quarter of 2009, we recorded the $13.0 million earnout obligation as an adjustment to goodwill, which has no affect on the company’s operating expenses. Also in the third quarter of 2009, we finalized our purchase price allocation of the assets acquired in the Barrett-NDEx transaction. As a result, an additional $85.6 million of those assets are now classified as indefinite life intangible assets, primarily goodwill.

Business Information Division Results
Our Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States. Division revenues for the third quarter of 2009 were $22.3 million, an increase of $0.1 million, or 0.6%, from $22.2 million for the same period in 2008. Public notice revenues increased $2.1 million, or 21.0%, year-over-year primarily as the result of an approximately 9% increase in the number of public notice ads placed in our publications. More than half of this revenue increase was driven by the increased number of foreclosure notices placed in our Maryland publication. Last year a change in public notice laws in Maryland delayed the timing when foreclosure notices were placed in this publication, negatively affecting third quarter 2008 public notice volume and revenue. Display and classified advertising revenues decreased $1.8 million year-over-year, or 21.7%, primarily due to an approximately 19% decrease in the number of ads placed in our publications, which we believe was driven by the sluggish economy, as well as a decrease in the number and frequency of specialty publications and magazines published. Display and classified advertising revenues also declined because of a decrease in the average price paid per display and classified ad across our publications. Circulation revenues decreased year-over-year by $0.2 million, or 4.9%, due to an 8.2% decline in the number of paid subscribers between September 30, 2008, and September 30, 2009.
Direct operating expenses for the Business Information Division for the third quarter of 2009 declined 12.7% to $7.0 million, from $8.0 million for the same prior-year period, as a result of lower production and distribution expenses. Selling, general and administrative expenses for the division decreased 7.5% to $8.8 million primarily as a result of a reduction in personnel expenses and bad debt expense. Total operating expenses attributable to the Business Information Division as a percentage of division revenue declined to 76.3% for the three months ended September 30, 2009, from 84.3% for the three months ended September 30, 2008.
Balance Sheet and Liquidity
At the end of the third quarter, we had $20.6 million of cash and cash equivalents compared to $2.5 million at the end of 2008. During the third quarter, we generated $9.1 million of cash from operating activities. Working capital during the quarter decreased by $6.0 million primarily as a result of increased current liabilities largely related to $13.0 million due to the sellers of Barrett-NDEx for achieving their earnout target. Days sales outstanding at the end of the third quarter equaled 79.4, an increase from 75.5 at the end of the second quarter. During the third quarter, we used our cash to make $2.6 million of regularly scheduled debt payments, a $1.0 million investment in GovDelivery, $1.0 million of capital expenditures and $0.8 million in payments in cash distribution to holders of the noncontrolling interest in NDeX.
At the end of the third quarter 2009, total debt outstanding was $146.5 million. Our leverage ratio at the end of the quarter was 1.8 times total debt to trailing twelve month pro forma adjusted EBITDA. The comparable leverage ratio at June 30, 2009 was 1.9 times.

Since September 30, 2009, we paid an aggregate of $38.9 million to close the Albertelli and DiscoverReady acquisitions discussed above. We funded these closing payments with cash on our balance sheet at September 30, 2009, cash flow from operations received from September 30, 2009, through November 2, 2009, and a $9.0 million draw on our $40.0 million revolving line of credit. We also expect to use available cash and, to the extent necessary, funds from our credit facility to make the $13.0 million earnout payment to the sellers of Barrett-NDeX. At November 6, 2009, our total debt outstanding is $155.5 million.
Non-GAAP Financial Measures
Our financial presentation uses the following non-GAAP financial measures of our operating performance and profitability: adjusted EBITDA, cash earnings, and cash earnings per diluted share. We provide these non-GAAP measures as a supplement to the information about our company provided by net income attributable to Dolan Media Company and our other GAAP measures. We provide these non-GAAP measures to aid our investors and not as a substitute to measures provided by GAAP. We believe these non-GAAP measures are useful to our investors because they enable our investors to compare us to our peers because they remove from our operating results the following: (1) the impact of items of income and expense that are unique to us due to our operations; (2) expenses that would be higher than our peers due to our acquisitive nature; and (3) non-cash items that may be calculated differently from similar items of our peers. We also believe these measures are useful to investors because they allow our investors to view our operating performance and profitability as we do and, as a result, gain a meaningful understanding of our operating results and relevant trends in our business.
Adjusted EBITDA
The adjusted EBITDA measure presented consists of net income attributable to Dolan Media Company before:
•	interest expense, net;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense;

•	non-recurring income and/or expense; and

•	noncontrolling interest; and after:

•	distributions paid to holders of noncontrolling interest.

Management’s Use of Adjusted EBITDA
We are providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of our operating performance and profitability. We do not provide adjusted EBITDA as a measure of our liquidity. We are providing adjusted EBITDA because we have historically used adjusted EBITDA to evaluate our operating performance and profitability over different periods and because we believe it provides useful information about our operating results in addition to net income attributable to Dolan Media Company and other GAAP measures. We use adjusted EBITDA because it helps us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results the impact of the following: (1) our net cash or borrowing position (which includes non-cash expense related to the interest on our swaps); (2) operating in different tax jurisdictions; and (3) the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that we have completed since our inception. Similarly, our presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted stock grants that we have granted. We exclude this non-cash expense from adjusted EBITDA because we believe any amount we are required to record as share-based compensation expense contains subjective assumptions over which our management has no control, such as share price and volatility.
We also adjust EBITDA for our noncontrolling interest in NDeX and cash distributions paid to the holders of this interest because we believe this provides more timely and relevant information with respect to our financial performance. We exclude amounts with respect to our noncontrolling interest in NDeX because this is a non-cash adjustment that does not reflect amounts actually paid to the holders of our noncontrolling interest because (1) distributions for any month are actually paid by NDeX (the entity with the noncontrolling interest) in the following month and (2) it does not include adjustments for NDeX’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to the holders of the noncontrolling interest. We instead include the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by NDeX, thus allowing for a more accurate determination of our performance and ongoing obligations.
We also adjust EBITDA for non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. There were no items of non-recurring income or expense in the three months ended September 30, 2009. In our calculation of the adjusted EBITDA for the nine months ended September 30, 2009, we excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer at Barrett-NDEx, who passed away in January 2009. For the three and nine months ended September 30, 2008, we reported a non-recurring expense of $1.5 million related to a break-up fee paid in connection with an acquisition that we did not consummate. The company has not entered into such break-up or termination agreements with sellers of other acquisition targets and does not intend to enter into other similar agreements. As this is an unusual item, the company believes it is helpful for investors to evaluate its performance, without the effect of this break-up fee, because this cost is not related to the company’s on-going operations.

We believe that adjusted EBITDA is meaningful information about our business operations that investors should consider along with our GAAP financial information. We use adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use a variation of adjusted EBITDA to evaluate our operating performance in monitoring our compliance with certain financial covenants in our credit agreement and are using adjusted EBITDA to determine performance-based short-term incentive payments for our executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect our operations. We compensate for these limitations by also considering the most comparable GAAP measure and the impact that each item excluded from adjusted EBITDA has on that GAAP measure and we revise our disclosures as necessary to ensure that how we use adjusted EBITDA is clear to our investors and those reading this release. Further, we monitor significant changes in the items we exclude from adjusted EBITDA and the resulting impact on adjusted EBITDA to ensure that we explain or clarify any distortions that might cause confusion among our investors or those reading this release.
This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of our net income attributable to Dolan Media Company to adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income attributable to Dolan Media Company	$5,870	$2,453	$22,723	$10,857

Interest expense, net	1,402	1,931	4,570	4,669
Income tax expense	3,529	1,471	13,207	7,257
Amortization of intangibles	3,924	3,050	13,219	7,587
Depreciation expense	2,264	1,501	6,738	3,790
Amortization of DLNP intangibles	377	377	1,130	1,131
Non-cash compensation expense	716	549	1,861	1,341
Non-recurring (income) or expense	—	1,500	(1,435)	1,500
Noncontrolling interest	694	466	3,200	1,516
Cash distribution to holders of noncontrolling interest	(834)	(443)	(3,145)	(1,351)

Adjusted EBITDA	$17,942	$12,855	$62,068	$38,297

Cash Earnings, and Cash Earnings per Diluted Share
The cash earnings measure presented consists of net income attributable to Dolan Media Company before:
•	non-cash interest income related to the change in fair value of interest rate swaps;

•	non-cash compensation expense;

•	amortization expense;

•	non-recurring income and/or expense; and

•	an adjustment to income tax expense related to the reconciling items relating to the above at the appropriate tax rate (then-in-effect)
We calculate the cash earnings per diluted share measure presented by dividing cash earnings by the weighted average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings and Cash Earnings Per Diluted Share
We are providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as a measure of our operating performance and profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. We also provide these non-GAAP measures because analysts that cover our company consistently use these measures to evaluate our performance and because our investors have told us that they find these measures helpful in comparing our performance to our peers. In addition, we are providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating our performance. We believe that cash earnings per diluted share is an important indicator of our performance even more so now than in prior periods because of the adoption of ASC 810, which requires us to mark our redeemable noncontrolling interest to either the fair value or the redemption amount at each reporting period. See Note 1 of our unaudited condensed consolidated financial statements in our Form 10-Q, filed on November 6, 2009, for more information on the requirements of ASC 810. We believe these non-GAAP measures, as we have defined them, help us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results non-cash interest expense related to the change in the fair value of our interest rate swaps; our non-cash compensation expense for stock options and restricted stock that we have awarded; amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions we have completed since our inception and income tax expense related to these items.
We also exclude non-recurring items of income and expense because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance as they are not typically related to our on-going operations. For purposes of this adjustment, non-recurring items include items of income or expense that are not reasonably likely to recur within two years or for which there was not a similar item of income or expense within the prior two year period. There were no items of non-recurring income or expense in the three months ended September 30, 2009. In our calculation of cash earnings and cash earnings per diluted share for the nine months ended September 30, 2009, we have excluded $1.4 million in net insurance proceeds received from the company-owned life insurance on Michael C. Barrett, a senior officer at Barrett-NDEx, who passed away in January 2009. For the three and nine months ended September 30, 2008, we reported a non-recurring expense of $1.5 million related to the acquisition break-up fee described above.

We believe that cash earnings and cash earnings per diluted share are meaningful information about our business operations that investors should consider along with our GAAP financial information. We use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use cash earnings and cash earnings per diluted share, in part, to determine performance-based short-term incentive payments for our executive officers and other key employees.
Cash earnings and cash earnings per diluted share are both non-GAAP measures that have limitations because they do not include all items of income and expense that affect our operations. We compensate for these limitations by also considering the most comparable GAAP measure and the impact that each item excluded from these non-GAAP measures has on that comparable GAAP measure and we revise our disclosures as necessary to ensure that how we use these non-GAAP measures is clear to our investors and those reading this release. Further, we monitor significant changes in the items we exclude from these non-GAAP measures and the resulting impact on them to ensure that we explain or clarify any distortions that might cause confusion among our investors or those reading this release.
Neither of these non-GAAP financial measures is prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income, net income attributable to Dolan Media Company, net income attributable to Dolan Media Company per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for us may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.

The following is a reconciliation of our net income attributable to Dolan Media Company to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income attributable to Dolan Media Company	$5,870	$2,453	$22,723	$10,857

Non-cash interest (income) expense related to the change in fair value of interest rate swaps	(205)	80	(735)	58
Non-cash compensation expense	716	549	1,861	1,341
Amortization of intangibles	3,924	3,050	13,219	7,587
Amortization of DLNP intangible	377	377	1,130	1,131
Non-recurring (income) or expense	—	1,500	(1,435)	1,500
Adjustment to income tax expense related to reconciling items at effective tax rate	(1,900)	(2,223)	(6,310)	(4,647)

Cash earnings	$8,782	$5,786	$30,453	$17,827

Net income attributable to Dolan Media Company per diluted share (GAAP)	$0.20	$0.09	$0.76	$0.42
Accretion of redeemable noncontrolling interest, net of tax, in conjunction with adoption of ASC 810	$(0.02)	$—	$(0.26)	$—

Net income attributable to Dolan Media Company common stockholders per diluted share (GAAP)	$0.18	$0.09	$0.50	$0.42

Cash earnings per diluted share	$0.29	$0.21	$1.02	$0.68

Weighted average diluted shares outstanding	29,932,275	28,059,701	29,908,462	26,105,413
Conference Call
We have scheduled a conference call today, November 6, 2009, at 9:30 a.m. U.S. Central Standard Time (10:30 a.m. U.S. Eastern Standard Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president, Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer, will be broadcast live over the Internet and accessible through the investor relations section of our web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in our third quarter conference call will also be available prior to the conference call start, through the investor relations section of our web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of our web site for a period of 21 days.
Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2009 Guidance,” that reflect our current expectations and projections about future results, performance, prospects and opportunities. The words “anticipates,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; if the number of case files referred to NDeX by our customers decreases or fails to increase, it may affect the cash flow of our law firm customers and their ability to pay us timely for the services we perform and our operating results and ability to execute our growth strategy could be adversely affected; the key attorneys at each of NDeX’s law firm customers are employed by NDeX, some of whom, including David A. Trott, the chairman and chief executive officer of NDeX, also hold a direct or indirect equity interest in NDeX, and thus, may, in certain circumstances, have interests that differ from or conflict with our interests; regulation of sub-prime, Alt A and other non-traditional mortgage products and foreclosures, including bills introduced in states where we do business, the Hope for Homeowners Act, the Emergency Economic Stabilization Act, and Homeowner Affordability and Stability Plan, the Streamlined Modification Program, Protecting Tenants at Foreclosure Act of 2009, and voluntary foreclosure relief programs developed by lenders, loan servicers, government sponsored entities, the Hope Now Alliance, a consortium that includes loan servicers, and others over whom we have no control may have an adverse effect on or restrict our mortgage default processing services and public notice operations; we have owned and operated DiscoverReady, LLC for a very short period of time and we are highly dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady as none of our executive officers have managed or operated a discovery management and document review services company prior to this acquisition; DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to manage their discovery with their own staff or by engaging another provider and if we are unable to develop new customer relationships, our operating results and the ability to execute our growth strategy may be adversely affected; we are dependent on our senior management team, especially James P. Dolan, our founder, chairman, president and chief executive officer; Scott J. Pollei, our executive vice president and chief operating officer; Mark W.C. Stodder, our executive vice president-business information; David A. Trott, chairman and chief executive officer, NDeX, and Vicki J. Duncomb, our vice president and chief financial officer; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risks, and we may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional cash may not be available to us on satisfactory terms or at all; growing our business may place a strain on our management and internal systems, processes and controls; the acquisition of DiscoverReady may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of DiscoverReady into our company or to manage DiscoverReady or our growth; and (4) facing operational difficulties in new markets or with new product and service offerings; and we incurred additional indebtedness to close the acquisitions of Barrett-NDEx and DiscoverReady and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies.

Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 12, 2009, and Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC on August 7, 2009 and November 6, 2009, all available at the SEC’s web site at www.sec.gov, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Dolan Media Company
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$20,640	$2,456
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $914 and $1,398 as of September 30, 2009, and December 31, 2008, respectively)	53,338	38,776
Unbilled pass-through costs	14,893	7,164
Prepaid expenses and other current assets	4,642	4,881
Deferred income taxes	397	397

Total current assets	93,910	53,674
Investments	16,923	16,663
Property and equipment, net	15,534	21,438
Finite-life intangible assets, net	166,515	254,917
Indefinite life intangible assets	203,108	118,983
Other assets	5,490	5,166

Total assets	$501,480	$470,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$12,825	$12,048
Due to sellers of acquired businesses	13,000	75
Accounts payable	7,015	9,116
Accrued pass-through liabilities	27,356	21,598
Accrued compensation	7,801	7,673
Accrued liabilities	4,277	2,738
Deferred revenue	15,738	13,014

Total current liabilities	88,012	66,262
Long-term debt, less current portion	133,675	143,450
Deferred income taxes	7,644	18,266
Deferred revenue and other liabilities	4,772	5,136

Total liabilities	234,103	233,114

Redeemable noncontrolling interest	28,484	15,760

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,079,014 and 29,955,018 shares as of September 30, 2009, and December 31, 2008, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Additional paid-in capital	285,513	291,310
Accumulated deficit	(46,650)	(69,373)

Total stockholders’ equity	238,893	221,967

Total liabilities and stockholders’ equity	$501,480	$470,841

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues
Professional Services	$39,996	$25,673	$126,322	$62,542
Business Information	22,348	22,211	66,998	68,406

Total revenues	62,344	47,884	193,320	130,948

Operating expenses
Direct operating: Professional Services	15,553	9,941	46,693	22,688
Direct operating: Business Information	6,952	7,961	21,827	23,686
Selling, general and administrative	22,910	18,950	66,073	51,787
Break-up fee	—	1,500	—	1,500
Amortization	3,924	3,050	13,219	7,587
Depreciation	2,264	1,501	6,738	3,790

Total operating expenses	51,603	42,903	154,550	111,038
Equity in earnings of affiliates	731	1,329	3,461	4,355

Operating income	11,472	6,310	42,231	24,265

Non-operating income (expense) Interest expense, net of interest income	(1,607)	(1,851)	(5,305)	(4,611)
Non-cash interest income (expense) related to interest rate swaps	205	(80)	735	(58)
Other income	23	11	1,469	34

Total non-operating expense	(1,379)	(1,920)	(3,101)	(4,635)

Income before income taxes	10,093	4,390	39,130	19,630
Income tax expense	(3,529)	(1,471)	(13,207)	(7,257)

Net income	6,564	2,919	25,923	12,373
Less: Net income attributable to the redeemable noncontrolling interest	(694)	(466)	(3,200)	(1,516)

Net income attributable to Dolan Media Company	$5,870	$2,453	$22,723	$10,857

Earnings per share — basic:
Net income attributable to Dolan Media Company	$0.20	$0.09	$0.76	$0.42
Accretion of redeemable noncontrolling interest, net of tax	(0.02)	—	(0.26)	—

Net income attributable to Dolan Media Company common stockholders	$0.18	$0.09	$0.50	$0.42

Weighted average shares outstanding — basic	29,843,444	27,926,118	29,821,661	25,940,102

Earnings per share — diluted:
Net income attributable to Dolan Media Company	$0.20	$0.09	$0.76	$0.42
Accretion of redeemable noncontrolling interest, net of tax	(0.02)	—	(0.26)	—

Net income attributable to Dolan Media Company common stockholders	$0.18	$0.09	$0.50	$0.42

Weighted average shares outstanding — diluted	29,932,275	28,059,701	29,908,462	26,105,413

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net income	$6,564	$2,919	$25,923	$12,373
Distributions received from The Detroit Legal News Publishing, LLC	700	2,100	4,200	5,600
Distributions paid to holders of noncontrolling interest	(834)	(442)	(3,145)	(1,351)
Non-cash operating activities:
Amortization	3,924	3,051	13,219	7,587
Depreciation	2,264	1,499	6,738	3,790
Equity in earnings of affiliates	(731)	(1,329)	(3,461)	(4,355)
Stock-based compensation expense	716	549	1,861	1,341
Deferred income taxes	166	(576)	166	(576)
Change in value of interest rate swap and accretion of interest on note payable	(206)	132	(731)	213
Amortization of debt issuance costs	59	62	182	156
Change in accounting estimate related to self-insured medical reserve	—	—	—	(470)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable and unbilled pass-through costs	(3,719)	(4,893)	(22,290)	(9,354)
Prepaid expenses and other current assets	(2,342)	(2,226)	239	(1,840)
Other assets	(525)	73	(507)	90
Accounts payable and accrued liabilities	1,911	3,958	7,110	1,048
Deferred revenue	1,156	1,760	2,600	1,959

Net cash provided by operating activities	9,103	6,637	32,104	16,211

Cash flows from investing activities
Acquisitions and investments	(1,015)	(164,342)	(2,441)	(183,518)
Capital expenditures	(971)	(1,654)	(2,584)	(3,957)
Other	100	791	100	100

Net cash used in investing activities	(1,886)	(165,205)	(4,925)	(187,375)

Cash flows from financing activities
Net payments on senior revolving note	—	99,000	—	90,000
Proceeds from borrowings or conversions on senior term notes	—	—	—	25,000
Payments on senior long-term debt	(2,625)	(1,182)	(7,250)	(2,746)
Proceeds from private placement of common stock, net of offering costs	—	60,541	—	60,541
Capital contribution from holder of noncontrolling interest	—	—	—	1,179
Payment on unsecured note payable	—	—	(1,750)	(1,750)
Payment of deferred financing costs	—	(404)	—	(404)
Proceeds from stock option exercises	—	3	7	3
Other	—	(6)	(2)	(6)

Net cash (used) provided by financing activities	(2,625)	157,952	(8,995)	171,817

Net increase in cash and cash equivalents	4,592	(616)	18,184	653
Cash and cash equivalents at beginning of the period	16,048	2,615	2,456	1,346

Cash and cash equivalents at end of the period	$20,640	$1,999	$20,640	$1,999